EXHIBIT 10.1

AMENDED AND RESTATED

MASTER DISBURSEMENT AGREEMENT

among

WYNN LAS VEGAS, LLC,

as the Company,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as the Bank Agent,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as the Disbursement Agent

i

ARTICLE 6. NEGATIVE COVENANTS		13

6.1	Waiver, Modification, Termination and Amendment of Permits and Contracts	13
6.2	Scope Changes	13
6.3	Project Budget and Project Schedule Amendment	13
6.4	Additional Construction Agreements	15
6.5	Liens Releases	15
6.6	Title Policy Endorsement	15
6.7	Construction Progress	16
6.8	Contracts for Phase II Project	16

ARTICLE 7. EVENTS OF DEFAULT		17

7.1	Events of Default	17
7.2	Remedies	19

ARTICLE 8. CONSULTANTS AND REPORTS		20

8.1	Removal and Fees	20
8.2	Duties	20
8.3	Acts of Disbursement Agent	20

ARTICLE 9. THE DISBURSEMENT AGENT		20

9.1	Appointment and Acceptance	20
9.2	Duties and Liabilities of the Disbursement Agent Generally	21
9.3	Particular Duties and Liabilities of the Disbursement Agent	22
9.4	Segregation of Funds and Property Interest	24
9.5	Compensation and Reimbursement of the Disbursement Agent	24
9.6	Qualification of the Disbursement Agent	24
9.7	Resignation and Removal of the Disbursement Agent	25
9.8	Merger or Consolidation of the Disbursement Agent	25
9.9	Statements; Information	25
9.10	Limitation of Liability	25

ARTICLE 10. SAFEKEEPING OF ACCOUNTS		26

10.1	Application of Funds in Company Accounts	26
10.2	Event of Default	26
10.3	Liens	27
10.4	Perfection	27

ARTICLE 11. MISCELLANEOUS		27

11.1	Addresses	27
11.2	Delay and Waiver	28
11.3	Entire Agreement	28

11.4	Governing Law	29
11.5	Severability	29
11.6	Headings	29
11.7	Limitation on Liability	29
11.8	Waiver of Jury Trial	29
11.9	Consent to Jurisdiction	29
11.10	Successors and Assigns	30
11.11	Reinstatement	30
11.12	No Partnership; Etc.	30
11.13	Costs and Expenses	30
11.14	Counterparts	31
11.15	Termination	31
11.16	Binding Effect; Amendment and Restatement	31
11.17	Amendments	32

EXHIBITS

Exhibit A	Definitions

Exhibit B	Schedule of Permits for the Phase II Project

Exhibit C	List of Contracts and all other Material Project Documents

Exhibit D-1	Form of Phase II Summary Anticipated Cost Report

Exhibit D-2	Form of Phase II Anticipated Cost Report

Exhibit D-3	Projected Excess Cash Flow Schedule

Exhibit D-4	Form of Quarterly Requisition Report

Exhibit E	Minimum Phase II Project Requirements

Exhibit F-1	Form of Unconditional Release of Lien Upon Progress Payment

Exhibit F-2	Form of Unconditional Release of Lien Upon Final Payment

Exhibit G-1	Form of Company’s Completion Guaranty Release Certificate

Exhibit G-2	Form of Construction Consultant’s Completion Guaranty Release Certificate

Exhibit H	Form of Consent and Agreement

Exhibit I-1	Description of the Site

Part A	Description of the Golf Course Land

Part B	Description of the Wynn Sunrise Land

Exhibit I-2	List of Plans and Specifications

Exhibit J	Form of Payment and Performance Bond

Exhibit K-1	Form of Company’s Phase II Completion Certificate

Exhibit K-2	Form of Construction Consultant’s Phase II Completion Certificate

Exhibit L-1	Form of Company’s Phase II Final Completion Certificate

Exhibit L-2	Form of Construction Consultant’s Phase II Final Completion Certificate

Exhibit L-3	Form of Phase II Primary Contractor’s Phase II Final Completion Certificate

Exhibit M	Project Schedule Amendment Certificate

Exhibit N-1	Wynn Las Vegas Permitted Encumbrances

Exhibit N-2	Wynn Golf Permitted Encumbrances

Exhibit N-3	Wynn Sunrise Permitted Encumbrances

Exhibit O	Form of In Balance Certificate

Exhibit P	Insurance Requirements

v

THIS AMENDED AND RESTATED MASTER DISBURSEMENT AGREEMENT (this “Agreement”), dated as of October 25, 2007 (the “Effective Date”), is entered into by and among WYNN LAS VEGAS, LLC, a Nevada limited liability company (the “Company”), DEUTSCHE BANK TRUST COMPANY AMERICAS, as the initial Bank Agent, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as the initial Disbursement Agent.

RECITALS

A. The Projects. The Company owns and operates the Phase I Project and is in the process of developing and constructing, and proposes to operate, the Phase II Project.

B. Bank Credit Agreement. The Company, the Bank Agent, the Bank Lenders and each of the other banks and financial institutions from time to time party thereto as agents, arrangers and managers have entered into the Bank Credit Agreement pursuant to which the Bank Lenders have agreed, subject to the terms thereof and hereof, to provide certain revolving loans to the Company in an aggregate principal amount not to exceed $900,000,000 and certain term loans to the Company in an aggregate principal amount not to exceed $225,000,000, as more particularly described therein.

C. 2014 Notes Proceeds. The Bank Credit Agreement provides that once the 2014 Notes Proceeds have been depleted, the Company may request the Bank Agent and the Disbursement Agent to amend and restate the Original Disbursement Agreement in a form agreed upon by such parties and attached to the Bank Credit Agreement as Exhibit K. The 2014 Notes Proceeds have been depleted and the Bank Agent and the Disbursement Agent have agreed, at the request of the Company, to amend and restate the Original Disbursement Agreement by entering into this Agreement.

D. Purpose. The parties are entering into this Agreement in order to set forth certain obligations of the Company with respect to the construction of the Phase II Project.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.

DEFINITIONS; RULES OF INTERPRETATION

1.1 Definitions. Except as otherwise expressly provided herein or in the exhibits hereto, capitalized terms used in this Agreement and its exhibits shall have the meanings given in Exhibit A hereto.

1.2 Rules of Interpretation. Except as otherwise expressly provided herein, the rules of interpretation set forth in Exhibit A hereto shall apply to this Agreement.

ARTICLE 2.

ACCOUNTS AND PROJECT DATE PROCEDURES

2.1 Company Accounts.

2.1.1 Existing Accounts; Option to Terminate. Pursuant to the Original Disbursement Agreement, the Company established the Company’s Funds Account, the Bank Proceeds Account, the 2014 Notes Proceeds Account, the Disbursement Account, the Completion Guaranty Deposit Account, the Project Liquidity Reserve Account, the Cash Management Account, the Company’s Payment Account and the Company’s Concentration Account. The Company (a) has terminated the Company’s Payment Account and the Cash Management Account and (b) at any time on or after the Effective Date, may terminate any of the other Company Accounts referred to above (other than the Company’s Concentration Account and, prior to the Completion Guaranty Release Date, the Completion Guaranty Deposit Account) and transfer the funds held therein to the Company’s Concentration Account or any other Company Account.

2.1.2 Completion Guaranty Deposit Account. Subject to the provisions of Section 10.2 and the Completion Guaranty Collateral Account Agreement, amounts on deposit in the Completion Guaranty Deposit Account shall, from time to time, be transferred or applied by the Disbursement Agent, at the Company’s request, to other Company Accounts for the payment of Project Costs then due and payable in accordance with Sections 5.5.1 and 5.5.3. The Disbursement Agent shall cause investment income from Permitted Investments on amounts on deposit in the Completion Guaranty Deposit Account to be deposited therein unless the Company shall request that such investment income be transferred to and deposited in another Company Account, which transfer shall be effected as a dividend from the Completion Guarantor to the Company. The Disbursement Agent shall release all amounts remaining on deposit in the Completion Guaranty Deposit Account to the Company on the Completion Guaranty Release Date, which release shall be effected as a dividend from the Completion Guarantor to the Company.

2.2 [RESERVED]

2.3 [RESERVED]

2.4 [RESERVED]

2.5 [RESERVED]

2.6 [RESERVED]

2.7 Completion Date Procedures.

(a) No less than thirty (30) days prior to the anticipated Phase II Completion Date, the Company shall deliver notice thereof to the Disbursement Agent, the Construction Consultant and the Bank Agent. Thereafter, in order to cause Phase II Completion to occur, the Company shall deliver to the Construction Consultant, the Disbursement Agent and the Bank Agent the Company’s Phase II Completion Certificate, appropriately completed and duly executed by a Responsible Officer of the Company together with all attachments thereto.

(b) The Disbursement Agent shall instruct the Construction Consultant to review the Company’s Phase II Completion Certificate and to, within ten (10) Banking Days after its receipt thereof, (i) if the Construction Consultant approves the Company’s Phase II Completion Certificate, deliver to the Disbursement Agent, the Bank Agent and the Company the Construction Consultant’s Phase II Completion Certificate or (ii) if the Construction Consultant disapproves the Company’s Phase II Completion Certificate, provide the Disbursement Agent, the Bank Agent and the Company, in reasonable detail, its reason(s) for such disapproval.

(c) The Phase II Completion Date shall be deemed to occur on the sixth (6th) Banking Day after receipt by the Disbursement Agent of the Construction Consultant’s Phase II Completion Certificate approving the Company’s Phase II Completion Certificate unless, prior to such date, the Disbursement Agent advises the Company that the conditions to Phase II Completion have not been satisfied and provides the Company, in reasonable detail, the reason(s) for such determination. In the event that (i) the Construction Consultant disapproves the Company’s Phase II Completion Certificate in accordance with clause (b)(ii) above or (ii) pursuant to this paragraph (c), the Disbursement Agent advises the Company that the conditions to Phase II Completion have not been satisfied, the Company shall revise and resubmit the certificate.

2.8 Completion Guaranty Release Procedures.

(a) In order to cause the Completion Guaranty Release Date to occur, the Company shall deliver to the Construction Consultant, the Disbursement Agent and the Bank Agent the Company’s Completion Guaranty Release Certificate appropriately completed and duly executed by a Responsible Officer of the Company together with all attachments thereto.

(b) The Disbursement Agent shall instruct the Construction Consultant to promptly review the Company’s Completion Guaranty Release Certificate and to, within ten (10) Banking Days after its receipt thereof, (i) if the Construction Consultant approves the Company’s Completion Guaranty Release Certificate, deliver to the Disbursement Agent, the Bank Agent and the Company the Construction Consultant’s Completion Guaranty Release Certificate or (ii) if the Construction Consultant disapproves the Company’s Completion Guaranty Release Certificate, provide the Disbursement Agent, the Bank Agent and the Company, in reasonable detail, its reason(s) for such disapproval.

(c) The Completion Guaranty Release Date shall be deemed to occur on the sixth (6th) Banking Day after receipt by the Disbursement Agent of the Construction Consultant’s Completion Guaranty Release Certificate approving the Company’s Completion Guaranty Release Certificate unless, prior to such date, the Disbursement Agent advises the Company that the Completion Guaranty Release Conditions have not been satisfied and provides the Company, in reasonable detail, the reason(s) for such determination. In the event that (i) the Construction Consultant disapproves the Company’s Completion Guaranty Release Certificate in accordance with clause (b)(ii) above or (ii) pursuant to this paragraph (c), the Disbursement Agent advises the Company that the Completion Guaranty Release Conditions have not been satisfied, the Company shall revise and resubmit the certificate.

(d) On the Completion Guaranty Release Date, the Disbursement Agent shall release to the Company all amounts on deposit in the Completion Guaranty Deposit Account, which release shall be effected as a dividend from the Completion Guarantor to the Company.

2.9 Final Completion Procedures.

(a) No less than thirty (30) days prior to the anticipated Phase II Final Completion Date, the Company shall deliver notice thereof to the Disbursement Agent, the Construction Consultant, the Phase II Primary Contractor and the Bank Agent. Thereafter, in order to cause Phase II Final Completion to occur, the Company shall deliver to the Construction Consultant, the Disbursement Agent and the Bank Agent the Company’s Phase II Final Completion Certificate, appropriately completed and duly executed by a Responsible Officer of the Company together with all attachments thereto.

(b) The Disbursement Agent shall instruct the Construction Consultant to review the Company’s Phase II Final Completion Certificate and to, within ten (10) Banking Days after its receipt thereof, (i) if the Construction Consultant approves the Company’s Phase II Final Completion Certificate, deliver to the Disbursement Agent, the Bank Agent and the Company the Construction Consultant’s Phase II Final Completion Certificate or (ii) if the Construction Consultant disapproves the Company’s Phase II Final Completion Certificate, provide the Disbursement Agent, the Bank Agent and the Company, in reasonable detail, its reason(s) for such disapproval.

(c) The Phase II Final Completion Date shall be deemed to occur on the sixth (6th) Banking Day after receipt by the Disbursement Agent of the Construction Consultant’s Phase II Final Completion Certificate approving the Company’s Phase II Final Completion Certificate unless, prior to such date, the Disbursement Agent advises the Company that the conditions to Phase II Final Completion have not been satisfied and provides the Company, in reasonable detail, the reason(s) for such determination. In the event that (i) the Construction Consultant disapproves the Company’s Phase II Final Completion Certificate in accordance with clause (b)(ii) above or (ii) pursuant to this paragraph (c), the Disbursement Agent advises the Company that the conditions to Phase II Final Completion have not been satisfied, the Company shall revise and resubmit the certificate.

ARTICLE 3.

[RESERVED]

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

The Company makes all of the following representations and warranties to and in favor of the Bank Agent, the Bank Lenders and the Disbursement Agent as of the Effective Date and each Quarterly Date, except as such representations relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). All of these representations and warranties shall survive the Effective Date and each Quarterly Date until the termination of this Agreement in accordance with Section 11.15.

4.1 Permits. There are no material Permits that are required or will become required under existing Legal Requirements to be obtained by any Loan Party or any Contractor for the ownership, development, construction or financing of the Phase II Project, other than the Permits described in Exhibit B. Exhibit B accurately states the stage in construction by which each such Permit is required to be obtained. Each material Permit described in Exhibit B, as required to be obtained by the date that this representation is deemed to be made is in full force and effect and is not at such time subject to any appeals or further proceedings or to any unsatisfied condition (that is required to be satisfied by the date that this representation is deemed to be made) that could reasonably be expected to materially and adversely modify any material Permit, to revoke any material Permit, to restrain or prevent the construction or operation of the Projects or otherwise impose adverse conditions on the Projects or the financing contemplated under the Financing Agreements. Each material Permit described in Exhibit B as not required to have been obtained by the date that this representation is deemed to be made (other than Gaming/Liquor Licenses and any massage or second-hand dealer licenses to be issued by Clark County) is of a type that is routinely granted on application and compliance with the conditions for issuance. The Company has no reason to believe that any material Permit so indicated will not be obtained before it becomes necessary for the ownership, development, construction or financing of the Phase II Project or that obtaining such Permit will result in undue expense or delay. Neither the Company nor any of its Affiliates are in violation of any condition in any Permit the effect of which could reasonably be expected to have a Material Adverse Effect. Exhibit B may be updated from time to time by the Company in response to changes in Legal Requirements and such updates shall be effective upon the delivery of such updated exhibits to the Disbursement Agent.

4.2 In Balance Requirement; Schedule. The Phase II Project is In Balance. The Phase II Opening Date is scheduled to occur on or before the Phase II Scheduled Opening Date and the Phase II Completion Date is scheduled to occur on or before the Phase II Scheduled Completion Date.

4.3 Sufficiency of Interests and Project Documents.

4.3.1 The Company owns the Site and the Site Easements (other than the Mortgaged Property encumbered or to be encumbered by Wynn Golf and Wynn Sunrise) in fee simple. The Company has a valid leasehold estate or easement interest, as the case may be, in the portions of the Site described in the Affiliate Real Estate Agreements. Except as permitted by the Bank Credit Agreement, Wynn Golf owns the Golf Course Land (including the Home Site Land and the Wynn Home Site) and the Golf Course Land Easements in fee simple and Wynn Sunrise owns the Wynn Sunrise Land and Wynn Sunrise Land Easements in fee simple.

4.3.2 The Bank Agent has received a true, complete and correct copy of each of the Material Project Documents in effect or required to be in effect as of the date this representation is made or deemed made (including all exhibits, schedules, material side letters and material disclosure letters referred to therein or delivered pursuant thereto, if any). A list of (a) all Project

Documents that are Contracts and (b) all other Material Project Documents, in each case, that have been entered into as of the Effective Date and are necessary to the construction or operation of the Phase II Project (excluding, in each case, Contracts entered into in the ordinary course of business for services or materials that are easily obtained from replacement contractors or vendors on similar terms and any Project Document with a total contract amount or value of less than $15,000,000) is attached hereto as Exhibit C.

4.3.3 All conditions precedent to the obligations of the respective parties (other than the Company) under the Material Project Documents have been satisfied, except for (a) conditions waived by the Loan Parties and (b) such conditions precedent which by their terms cannot be met until a later stage in the construction or operation of the Phase II Project; provided that, in the case of clause (a) above, such waiver could not be reasonably expected to have a Material Adverse Effect; provided further that, in the case of clause (b) above, the Company has no reason to believe that any such condition precedent, the failure to satisfy which could reasonably be expected to have a Material Adverse Effect, cannot be satisfied on or prior to the appropriate stage in the development, construction or operation of the Phase II Project.

4.4 Project Budget; Summary Anticipated Cost Report.

4.4.1 The Phase II Project Budget (a) is, to the Company’s knowledge as of the Effective Date, based on assumptions believed by the Company to be reasonable at the time made as to all legal and factual matters material to the estimates set forth therein, (b) as of the Effective Date is consistent with the provisions of the Operative Documents in all material respects, (c) has been prepared in good faith and with due care, (d) as of the Effective Date sets forth, for each Line Item Category allocated to the Phase II Project, the total costs anticipated to be incurred to achieve the Phase II Opening Date on or before the Phase II Scheduled Opening Date, Phase II Completion on or before the Phase II Scheduled Completion Date and Phase II Final Completion thereafter, (e) fairly represents the Company’s expectation as to the matters covered thereby as of its date and (f) as of the Effective Date sets forth a total amount of Project Costs for the Phase II Project, including contingencies, which is less than or equal to the Available Funds for the Phase II Project.

4.4.2 [RESERVED]

4.4.3 The Phase II Summary Anticipated Cost Report (as in effect from time to time):

(a) sets forth in column I (“Anticipated Cost”) thereof:

(i) until the Phase II Opening Date, for the “Capitalized Interest and Commitment Fees” Line Item Category, the total amount of interest and commitment fees anticipated to be accrued on the Facilities and allocated to the Phase II Project through the Phase II Scheduled Opening Date;

(ii) for each Line Item Category, an aggregate amount equal to the aggregate amount set forth for such Line Item Category in the Phase II Project Budget then in effect;

(iii) for each Line Item Category (other than the “Phase II Construction Contingency” Line Item Category), an amount no less than the total anticipated costs to be incurred by the Company from the commencement through the completion of the work contemplated by such Line Item Category; and

(b) (i) with respect to costs previously incurred, is true and correct in all material respects and (ii) with respect to costs anticipated to be incurred, is based upon good faith estimates and assumptions believed by Responsible Officers of the Company to be reasonable at the time made.

4.4.4 The Phase II Anticipated Cost Report (as in effect from time to time):

(a) sets forth in column I (“Anticipated Cost”) thereof, for each Line Item other than any Line Items under the “Phase II Construction Contingency,” an amount no less than the total anticipated costs to be incurred by the Company from the commencement through the completion of the work contemplated by such Line Item;

(b) (i) with respect to costs previously incurred, is true and correct in all material respects and (ii) with respect to costs anticipated to be incurred, is based upon good faith estimates and assumptions believed by Responsible Officers of the Company to be reasonable at the time made; and

(c) accurately reflects, for each Line Item Category, the detail underlying the corresponding Phase II Summary Anticipated Cost Report with respect to each Line Item of such Line Item Category described therein.

4.4.5 [INTENTIONALLY OMITTED].

4.4.6 Each Quarterly Requisition Report (as in effect from time to time):

(a) sets forth in column D (“Revised Project Budget”) thereof the amount allocated to each Line Item Category pursuant to the Phase II Project Budget then in effect;

(b) (i) with respect to costs previously incurred, is true and correct in all material respects and (ii) with respect to costs anticipated to be incurred, is based upon good faith estimates and assumptions believed by Responsible Officers of the Company to be reasonable at the time made.

4.5 Project Schedule. To the Company’s knowledge, the Phase II Project Schedule accurately specifies in summary form the significant milestones that the Company proposes to complete in each calendar quarter from the Effective Date through Phase II Final Completion, all of which are reasonably expected to be achieved.

4.6 Plans and Specifications. The Plans and Specifications (a) are, to the Company’s knowledge as of the Effective Date, based on assumptions believed by the Company to be reasonable at the time made as to all legal and factual matters material thereto, (b) are, and except to the extent permitted under Sections 6.1 and 6.2 will be from time to time, consistent with the provisions of the

Operative Documents in all material respects, (c) have been prepared in good faith with due care and (d) fairly represent the Company’s reasonable expectation as to the matters covered thereby. The Final Plans and Specifications as and when prepared (i) have been prepared in good faith with due care and (ii) are accurate in all material respects and fairly represent the Company’s expectation as to the matters covered thereby.

ARTICLE 5.

AFFIRMATIVE COVENANTS

The Company covenants and agrees, with and for the benefit of the Bank Agent, the Bank Lenders and the Disbursement Agent, to the following:

5.1 Excess Cash Flow. The Company has previously delivered to each of the Disbursement Agent, the Bank Agent and the Arrangers the Projected Excess Cash Flow Schedule attached hereto as Exhibit D-3 identifying the anticipated Excess Cash Flow for the Projects, broken down by quarter for each calendar quarter through the then anticipated Phase II Final Completion Date. In order to ensure that the Phase II Project remains In Balance, the Company agrees as follows:

(a) Within twenty (20) days after each Quarterly Date occurring prior to the Phase II Final Completion Date, the Company shall provide to the Disbursement Agent and the Bank Agent such financial statements as may be reasonably necessary to demonstrate the amount of Excess Cash Flow generated by the Projects during the calendar quarter just ended.

(b) (i) Subject to clause (ii) below, the Company may from time to time revise the Projected Excess Cash Flow Schedule (as in effect from time to time) to reflect, for any given calendar quarter, a decrease in the anticipated Excess Cash Flow for the Projects by delivering to the Bank Agent a revised Projected Excess Cash Flow Schedule reflecting such decrease.

(ii) In any event, if the actual Excess Cash Flow generated by the Projects in any two consecutive full calendar quarters (the second such quarter being referred to herein as the “Second Shortfall Quarter”) prior to the Phase II Final Completion Date is less than the aggregate amount shown under the column “Excess Cash Flow” for such calendar quarters, then the Company shall immediately notify the Bank Agent of such shortfall and no later than thirty (30) days after the end of the Second Shortfall Quarter, submit to the Bank Agent a revised Projected Excess Cash Flow Schedule reflecting the Bank Agent’s reasonable expectations (after consultation with the Company and after taking into consideration, among other things, the prior performance of the Projects) for the generation of Excess Cash Flow by the Projects from such date through the Phase II Final Completion Date.

(iii) Any revised schedule delivered pursuant to clause (i) or (ii) above shall thereafter be deemed to be the “Projected Excess Cash Flow Schedule” for purposes of this Agreement without any further consent of any party hereto.

5.2 Diligent Construction of the Phase II Project. The Company shall take or cause to be taken all action, make or cause to be made all contracts and do or cause to be done all things necessary to construct the Phase II Project diligently in accordance with the Phase II Primary Construction Contract, the Final Plans and Specifications and the other Operative Documents (except for delays caused by any Event of Force Majeure).

5.3 [RESERVED]

5.4 Reports; Cooperation.

(a) The Company, within twenty (20) days following each Quarterly Date, shall deliver to the Bank Agent and the Disbursement Agent:

(i) a quarterly status report describing in reasonable detail the progress of the construction of the Phase II Project since the immediately preceding report hereunder, including without limitation, the cost incurred through such Quarterly Date for the Phase II Project, an estimate of the time and cost required to complete the Phase II Project and such other information which the Bank Agent or the Disbursement Agent may reasonably request, including information and reports reasonably requested by the Disbursement Agent;

(ii) all progress reports provided by each Contractor pursuant to the Material Construction Agreements and such additional information as the Bank Agent or the Disbursement Agent may reasonably request;

(iii) copies of any applicable bailee or Lien waivers delivered pursuant to the Phase II Primary Construction Contract;

(iv) if requested by the Disbursement Agent, a complete set of Final Plans and Specifications, as in effect on such Quarterly Date; provided that the Company shall maintain at all times at the Site a complete set of Final Plans and Specifications as in effect from time to time;

(v) (a) a list of all Contracts and first tier Subcontracts entered into by the Company or any Contractor as of such Quarterly Date with a contract price (or expected aggregate amount to be paid in the case of “cost plus” contracts) in excess of $15,000,000 and (b) copies of any Contracts and Subcontracts as may be reasonably requested by the Disbursement Agent or the Bank Agent from time to time; and

(vi) the Phase II Summary Anticipated Cost Report, the Phase II Anticipated Cost Report, the Quarterly Requisition Report, the Phase II Project Budget, the Phase II Project Schedule (in each case, as in effect from time to time) and an In Balance Certificate substantially in the form of Exhibit O hereto.

(b) The Company shall deliver to the Disbursement Agent and the Bank Agent promptly, but in no event later than twenty (20) days after the receipt thereof by the Company, copies of (a) all Material Project Documents and Permits described on Exhibit B that are obtained or entered into by the Company or any other Loan Party after the Effective Date and (b) any material amendment, supplement or other material modification to any Permit received by the Company or any other Loan Party after the Effective Date.

5.5 Certain Transfers from Completion Guaranty Deposit Account.

5.5.1 Event of Default; Bankruptcy. (a) Upon the request of the Collateral Agent following the occurrence of an Event of Default, (b) immediately upon the dissolution, liquidation or Bankruptcy of the Completion Guarantor or (c) upon the request of the Collateral Agent following the occurrence of a breach by the Completion Guarantor of any of its covenants and agreements under the Completion Guaranty, the Company shall cause the Completion Guarantor to instruct the Disbursement Agent to transfer to one of the Company Accounts from the Completion Guaranty Deposit Account an amount equal to the amount of funds then on deposit in the Completion Guaranty Deposit Account. In the event that the Completion Guarantor fails to so instruct, the Disbursement Agent shall be entitled to transfer such funds from the Completion Guaranty Deposit Account to one of the Company Accounts, which transfer shall be effected as a dividend from the Completion Guarantor to the Company. In the event that after the transfer of such funds, such Event of Default or breach by the Completion Guarantor is cured or waived, such funds shall be returned to the Completion Guaranty Deposit Account (minus any portion of such funds that has been expended prior to the date such Event of Default or breach is cured or waived) and shall be treated as a capital contribution by the Company in the Completion Guarantor.

5.5.2 [RESERVED]

5.5.3 Completion Guaranty Deposit Account.

(a) At such times, if ever, as no other source of funds is available to the Company for the timely payment of Project Costs allocated to the Phase II Project in the Phase II Project Budget (other than funds available under clause (v) of the definition of Available Funds), the Company shall instruct the Disbursement Agent to transfer from the Completion Guaranty Deposit Account to one of the Company Accounts funds in the amount required to timely pay all Project Costs then due and payable.

(b) The Company shall not apply any funds on deposit in the Completion Guaranty Deposit Account except as permitted in Sections 5.5.1 and 5.5.3(a) of this Agreement.

5.6 Notices. Promptly, upon an officer of the Company acquiring notice or giving notice, or upon an officer of the Company obtaining knowledge thereof, as the case may be, the Company shall provide to the Disbursement Agent and the Bank Agent written notice of:

5.6.1 Any Event of Default or Potential Event of Default of which it has knowledge, specifically stating that an Event of Default or Potential Event of Default has occurred and describing such Event of Default or Potential Event of Default and any action being taken or proposed to be taken with respect to such Event of Default or Potential Event of Default.

5.6.2 Any event, occurrence or circumstance which reasonably could be expected to cause the Phase II Project to not be In Balance or render the Company incapable of, or prevent the Company from (a) achieving the Phase II Opening Date on or before the Phase II Scheduled Opening Date, (b) achieving Phase II Completion on or before the Phase II Scheduled Completion Date, or (c) meeting any material obligation of the Company under the Phase II Primary Construction Contract or the other Material Project Documents as and when required thereunder.

5.6.3 Any termination or event of default or notice thereof under any Material Project Document or any notice under Nevada Revised Statutes Section 624.610 issued by any Contractor.

5.6.4 Any change in the Responsible Officers of the Company, and such notice shall include a certified specimen signature of any new officer so appointed and, if requested by the Bank Agent or the Disbursement Agent, satisfactory evidence of the authority of such new Responsible Officer.

5.6.5 Any proposed material change in the nature or scope of the Phase II Project or the business or operations of the Company.

5.6.6 Any notice of any schedule delay delivered under the Phase II Primary Construction Contract and all remedial plans and updates thereof.

5.6.7 [RESERVED].

5.6.8 Any other event or development which could reasonably be expected to have a Material Adverse Effect.

5.6.9 “Substantial Completion” or “Final Completion” certificates or notices thereof delivered under any Material Project Document.

5.7 Construction Consultant. The Company shall (and with respect to subsection (a) below, the Company shall use commercially reasonable efforts to cause the Contractors party to a Material Construction Agreement to):

(a) at the request of the Disbursement Agent, (i) communicate with and promptly upon request by the Construction Consultant provide copies of all invoices, documents, plans and other information reasonably requested by the Construction Consultant relating to the work, (ii) authorize any material subcontractors or subconsultants of any tier to communicate directly with the Construction Consultant regarding the progress of the work, (iii) provide the Construction Consultant with access to the Site and, subject to required safety precautions, the construction areas, (iv) solely in the case of the Phase II Primary Contractor, provide the Construction Consultant with reasonable working space and access to telephone, copying and telecopying equipment and (v) otherwise facilitate the Construction Consultant’s (A) review of the construction of the Phase II Project, the Phase II Project Budget, the Phase II Project Schedule, the Phase II Summary Anticipated Cost Reports, the Phase II Anticipated Cost Reports and the Quarterly Requisition Reports and (B) preparation of the certificates required hereby.

(b) pay or cause to be paid to the Construction Consultant all amounts required hereunder and under the Construction Consultant Engagement Agreement.

(c) in addition to any other consultation required hereunder, following each Quarterly Date, upon the request of the Bank Agent, consult with the Bank Agent regarding any adverse event or condition identified in any report prepared by the Construction Consultant.

5.8 As-Built Survey. On or before the first Quarterly Date occurring after completion of the foundation work for the Phase II Project, the Company shall cause to be delivered to the Disbursement Agent an updated as-built survey that reflects the Site as built and is reasonably satisfactory in form and substance to the Title Insurer and the Disbursement Agent.

5.9 Payment and Performance Bonds. The Company shall cause each Payment and Performance Bond received by the Company from any Contractor or Subcontractor in excess of $25,000,000 to name the Collateral Agent as additional obligee and to be in substantially the form of Exhibit J hereto or as otherwise approved by the Disbursement Agent. Promptly after receipt thereof, the Company shall deliver the originals of each such Payment and Performance Bond to the Disbursement Agent.

5.10 [RESERVED]

5.11 [RESERVED]

5.12 [RESERVED]

5.13 Insurance. The Company shall, and shall cause each Loan Party to, at all times maintain in full force and effect the insurance policies and programs listed on Exhibit P.

5.14 Application of Insurance and Condemnation Proceeds.

5.14.1 Event of Loss. The Company shall direct that all amounts and proceeds (including instruments) in respect of any Event of Loss, including the proceeds of any insurance policy required to be maintained by the Company under the Bank Credit Agreement (collectively, “Loss Proceeds”) at any time prior to the Phase II Completion Date shall be applied in accordance with Section 2.24 of the Bank Credit Agreement; provided, that in the event that any Loss Proceeds received prior to the Phase II Completion Date are required, pursuant to Section 2.24 of the Bank Credit Agreement, to be applied to the prepayment of “Obligations” (as defined in the Bank Credit Agreement) under the Bank Credit Agreement, the Company shall apply such Loss Proceeds to prepay the Loans and the 2014 Notes in accordance with the Bank Credit Agreement and the 2014 Notes Indenture, respectively, in each case, subject to the Intercreditor Agreement.

5.14.2 Loss Proceeds Received by Affiliates of the Company. If any Loss Proceeds required to be applied as provided in Section 5.14.1 above are paid directly to any affiliate of the Company by any insurer, reinsurer, Governmental Authority, any landlord or grantor under the Affiliate Real Estate Agreements or such other payor, (i) such Loss Proceeds shall be received in trust for the Company, (ii) such Loss Proceeds shall be segregated from other funds of such affiliate of the Company and (iii) the Company shall cause such of its affiliates to pay such Loss Proceeds over to the Company in the same form as received (with any necessary endorsement) for application in accordance with Section 5.14.1 above.

ARTICLE 6.

NEGATIVE COVENANTS

The Company covenants and agrees, with and for the benefit of the Bank Agent, the Bank Lenders and the Disbursement Agent, that it shall not:

6.1 Waiver, Modification, Termination and Amendment of Permits and Contracts. Enter into, amend, modify, terminate (except in accordance with its terms), supplement or waive a right or consent to the amendment, modification, termination (except in accordance with its terms), supplementation or waiver of any of the provisions of, or give any consent under (a) any Permit, the effect of which could reasonably be expected to have a Material Adverse Effect, (b) the Phase II Construction Guaranty or any Payment and Performance Bond in excess of $25,000,000 without the consent of the Bank Agent (such consent not to be unreasonably withheld) unless it could not reasonably be expected to have an adverse effect on the Company or any Bank Lender or (c) any other Contract, the effect of which could reasonably be expected to have a Material Adverse Effect; except, in each case, only in accordance with the procedures set forth in Section 6.1.1 or 6.1.2 below, as applicable. Subject to the foregoing, the Company may:

6.1.1 Enter into Contracts consistent with the Final Plans and Specifications, the Phase II Project Schedule and the Phase II Project Budget, as each is in effect from time to time. Each such Contract shall be permitted so long as the Company shall have satisfied the following conditions: (a) if entering into such Contract will have the effect of a Scope Change, the Company shall have complied with the provisions of Section 6.2, and (b) for Contracts relating to the Phase II Project with a total contract amount or value in excess of $150,000,000, the Majority of the Arrangers shall have approved such Contract (such approval not to be unreasonably withheld or delayed); and

6.1.2 From time to time, amend any Contracts so long as, if such amendment will have the effect of a Scope Change, the Company shall have complied with the provisions of Section 6.2.

6.2 Scope Changes. Direct, consent to or enter into any Scope Change if such Scope Change:

(a) will cause the Phase II Project not to be In Balance; or

(b) will cause the Phase II Project to no longer be consistent with the minimum standards set forth in Exhibit E, unless the Company obtains the Required Scope Change Approval with respect to such Scope Change.

6.3 Project Budget and Project Schedule Amendment. Amend, modify, allocate, re-allocate or supplement or consent to the amendment, modification, allocation, re-allocation or supplementation of, any of the Line Item Categories or other provisions of the Phase II Project Budget or modify or extend the Phase II Scheduled Opening Date or the Phase II Scheduled Completion Date, except as follows:

6.3.1 Permitted Budget Amendments.

(a) Concurrently with the implementation of any Scope Change, the Company shall amend the Phase II Project Budget in accordance with the provisions of Section 6.3.1(c) to the extent necessary so that the amount set forth therein for each Line Item Category shall reflect all Scope Changes that have been made to such Line Item Category.

(b) The Company may from time to time amend the Phase II Project Budget in accordance with the provisions of Section 6.3.1(c) in order to increase, decrease or otherwise reallocate amounts allocated to specific Line Item Categories.

(c) Increases or decreases to the aggregate amount budgeted for any Line Item Category allocated to the Phase II Project in the Phase II Project Budget will only be permitted to the extent that, after giving effect to such increases or decreases, (A) the Phase II Project shall remain In Balance and (B) the aggregate amount budgeted for each Line Item Category accurately reflects the aggregate amounts anticipated to be incurred with respect to such Line Item Category.

(d) Promptly but no more than ten (10) Banking Days after implementing any amendment to the Phase II Project Budget, the Company shall deliver to the Disbursement Agent a copy of the amended Phase II Project Budget along with an explanation of the amendment and such information as may be reasonably requested by the Disbursement Agent to verify that the foregoing provisions of this Section 6.3.1 have been complied with.

6.3.2 Permitted Schedule Amendments.

(a) The Company may, from time to time, amend the Phase II Project Schedule to extend the Phase II Scheduled Opening Date or the Phase II Scheduled Completion Date but not beyond the Outside Phase II Opening Deadline and the Outside Phase II Completion Deadline, respectively, by delivering to the Disbursement Agent a Project Schedule Amendment Certificate (i) containing a revised Phase II Project Schedule reflecting the new Phase II Scheduled Opening Date or Phase II Scheduled Completion Date, as the case may be, and (ii) complying with the provisions of Section 6.3.1(c) with respect to the changes in the Phase II Project Budget that will result from such extension.

(b) If an Event of Force Majeure occurs, then the Company shall be permitted to extend the Outside Phase II Opening Deadline to the extent that the Company certifies in writing to the Disbursement Agent that such extension is reasonably necessary to overcome any delays caused by the Event of Force Majeure, provided that no such extension may extend beyond March 31, 2010. If an Event of Force Majeure occurs, then the Company shall be permitted to extend the Outside Phase II Completion Deadline to the extent that the Company certifies in writing to the Disbursement Agent that such extension is reasonably necessary to overcome any delays caused by the Event of Force Majeure, provided that no such extension may extend beyond June 30, 2010.

6.3.3 Amendment Certificates. Upon submission of a duly executed Project Schedule Amendment Certificate for the Phase II Project to the Disbursement Agent, together with all appendices required pursuant thereto, such amendment shall become effective hereunder, and the Phase II Project Budget and, if applicable, the Phase II Project Schedule and the Phase II Scheduled Opening Date or Phase II Scheduled Completion Date, as the case may be, shall thereafter be as so amended.

6.4 Additional Construction Agreements. Enter into or become party to any Material Construction Agreement except upon delivery to the Bank Agent of a Consent from each third party to such Material Construction Agreement.

6.5 Liens Releases. Subject to the proviso in Section 6.7, make any payments for Project Costs unless the Company shall have delivered or caused to be delivered to the Disbursement Agent, no later than fifteen (15) days after each Quarterly Date, duly executed acknowledgments of payments and unconditional releases of mechanics’ and materialmen’s liens substantially in the form of Exhibit F-1 from the Contractors and Subcontractors listed in clauses (a) and (b) below for all work, services and materials, including equipment and fixtures of all kinds, done, performed or furnished for the construction of the Phase II Project through the last day of the month immediately prior to the month in which each Quarterly Date occurs, except for such work, services and materials the payment for which does not exceed, in the aggregate $10,000,000 and is being disputed in good faith, so long as (1) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of the Phase II Project, or any Mortgaged Property, as the case may be, title thereto or any interest therein and shall not interfere in any material respect with either Project or any Mortgaged Property and (2) adequate cash reserves have been provided therefor through an allocation in the Phase II Anticipated Cost Report delivered on such Quarterly Date. The Persons required to provide such lien releases are:

(a) The Phase II Primary Contractor and each of its first tier trade subcontractors and materialmen under the Phase II Primary Construction Contract, in each case performing work with a contract price (or expected aggregate amount to be paid in the case of “cost-plus” contracts) in excess of $25,000; and

(b) (A) Each Contractor party to a “fixed price” contract and (B) each other Contractor and each of its first tier trade subcontractors and materialmen, in each case performing work with a contract price (or expected aggregate amount to be paid in the case of “cost-plus” contracts) in excess of $100,000 (or with respect to suppliers and vendors who are located outside the United States and do not provide labor at the Site, $200,000).

Notwithstanding the foregoing, if the Company or any Contractor does not obtain any of the foregoing waivers and releases of liens required above (collectively, “Outstanding Releases”), then instead of delivering such Outstanding Releases, the Company may obtain and provide to the Disbursement Agent from the Title Insurer bonds or endorsements to the title insurance policies reasonably satisfactory to the Disbursement Agent insuring the lien free status of the work and the Mortgaged Property; provided, however, that at no time shall the aggregate of all Outstanding Releases represent work with an aggregate value in excess of $2,000,000.

6.6 Title Policy Endorsement. Subject to the proviso in Section 6.7, make any payments for Project Costs unless the Company shall have caused the Title Insurer to provide to the Disbursement Agent on each Quarterly Date an endorsement to the Title Policy (such endorsement to be dated as of the applicable Quarterly Date) in the form of a 122 CLTA Endorsement insuring the continuing priority of the Lien of each Deed of Trust as security for the Obligations under the Financing Agreements and confirming and/or insuring that (a) since the previous Quarterly Date, there has been no change in the condition of title unless permitted by the Financing Agreements and (b) there are no intervening liens or encumbrances which may then or thereafter take priority over the respective Liens of the Deeds of Trust other than Permitted Encumbrances and such intervening liens or encumbrances securing amounts the payment of which is being disputed in good faith by the Company, so long as the Disbursement Agent has received confirmation from the Bank Agent that the Title Insurer has delivered to the Bank Agent and the 2014 Notes Indenture Trustee (or the Collateral Agent on their behalf) any endorsement to the Title Policy required or reasonably desirable to assure against loss to the Secured Parties due to the priority of such lien or encumbrance.

6.7 Construction Progress. Make any payments for Project Costs if:

(a) a Potential Event of Default or Event of Default has occurred and is continuing;

(b) the Phase II Project is not In Balance; or

(c) the Disbursement Agent shall have determined (whether or not in consultation with the Construction Consultant) and notified the Company in writing that any of the documents or information provided by the Company to the Disbursement Agent in respect of any Quarterly Date is inaccurate in any material respect;

provided, that if, at any time and from time to time, the Company shall be unable to make payments for Project Costs for any reason other than as a result of the Phase II Project not being In Balance, then the Company shall be entitled to allow Affiliates of the Company (other than any Loan Party) to pay Project Costs then due and owing and to later reimburse such Affiliates for the payments of such Project Costs from amounts on deposit in the Company Accounts (including, but only to the extent permitted under Section 5.5.3, the Completion Guaranty Deposit Account) or drawn under the Bank Credit Facility at the time (if any) that the Company is no longer prohibited from making any payments for Project Costs.

6.8 Contracts for Phase II Project. Incur more than Five Hundred Million Dollars ($500,000,000) in Project Costs with respect to the Phase II Project unless and until (a) the Company shall have executed the Phase II Primary Construction Contract, which shall be in excess of at least fifty percent (50%) of the total costs reflected in the Phase II Project Budget, (b) a copy of the Phase II Primary Construction Contract shall have been delivered to the Construction Consultant and (c) the Phase II Primary Construction Contract shall have been approved by the Disbursement Agent and the Construction Consultant (such approval not to be unreasonably withheld). The Phase II Primary Construction Contract shall be consistent with the Phase II Project Budget, the Phase II Project Schedule and the Final Plans and Specifications for the Phase II Project.

ARTICLE 7.

EVENTS OF DEFAULT

7.1 Events of Default. The occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder:

7.1.1 Other Financing Documents. The occurrence of an “Event of Default” under and as defined in the (a) Bank Credit Agreement or (b) 2014 Notes Indenture.

7.1.2 Failure to Demonstrate Balancing. The failure of the Phase II Project to be In Balance and such failure shall continue for sixty (60) days without being cured.

7.1.3 Covenants.

(a) The Company shall fail to perform or observe any of its obligations under Sections 5.5.1, 5.5.3, 5.14, 6.1, 6.2, 6.3, 6.5, 6.6, 6.7, or 6.8 hereof; or

(b) The Company shall fail to perform or observe any of its obligations under Articles 5 or 6 hereof (other than those listed in Sections 7.1.3(a) above) where such default shall not have been remedied within thirty (30) days after the earlier of (i) the Company or any other Loan Party becoming aware of such breach or default or (ii) notice of such failure from the Disbursement Agent or the Bank Agent to the Company.

7.1.4 Breach of Material Construction Agreements.

(a) Any Loan Party shall breach or default (after giving effect to applicable cure periods and grace periods) under any term, condition, provision, covenant, representation or warranty contained in any Material Construction Agreement in any material respect and such breach or default shall continue unremedied for thirty (30) days after the earlier of (i) the Company or any other Loan Party becoming aware of such breach or default or (ii) receipt by the Company or any other Loan Party of notice from the Disbursement Agent or the Bank Agent of such breach or default; provided, however, that if the breach or default is reasonably susceptible to cure within forty-five (45) days but cannot be cured within such thirty (30) days despite such other party’s good faith and diligent efforts to do so, the cure period shall be extended as is reasonably necessary beyond such thirty (30) day period (but in no event shall such cure period, as extended, be longer than forty-five (45) days in the aggregate) if remedial action reasonably likely to result in cure is promptly instituted within such thirty (30) day period and is thereafter diligently pursued until the breach or default is corrected; or

(b) Any party (other than any Loan Party) shall breach or default (after giving effect to applicable cure periods and grace periods) in any material respect under any term, condition, provision, covenant, representation or warranty contained in any Material Construction Agreement and such breach or default shall continue unremedied for thirty (30) days after the earlier of (i) the Company or any other Loan Party becoming aware of such breach or default or (ii) receipt by the Company or any other Loan Party of notice from the Bank Agent of such breach or default; provided, however, that (A) if the breach or default is reasonably susceptible to cure within ninety (90) days but cannot be cured within such thirty (30) days despite such other party’s good faith and diligent efforts to do so, the cure period shall be extended as is reasonably necessary beyond such thirty (30) day period (but in no event shall such cure period, as extended, be longer than ninety (90) days in the aggregate) if remedial action reasonably likely to result in cure is promptly instituted within such thirty (30) day period and is thereafter diligently pursued until the breach or default is corrected and (B) no Potential

Event of Default or Event of Default shall be deemed to have occurred as a result of such breach if the Company provides written notice to the Bank Agent promptly upon (but in no event more than five (5) Banking Days after) the Company or any Loan Party becoming aware of such breach that the Company intends to replace such Material Construction Agreement (or that replacement is not necessary) and (1) within ninety (90) days of such breach the Company obtains a replacement obligor or obligors reasonably acceptable to the Disbursement Agent (in consultation with the Construction Consultant) for the affected party (if in the judgment of the Disbursement Agent (in consultation with the Construction Consultant) a replacement is necessary), (2) the Company enters into a replacement Material Construction Agreement on terms no less beneficial, taken as a whole, to the Company and the Secured Parties in any material respect than the Contract so breached within ninety (90) days of such breach (if in the reasonable judgment of the Disbursement Agent (in consultation with the Construction Consultant) a replacement is necessary); provided, however that the replacement Material Construction Agreement may require the Company to pay amounts to the replacement obligor in excess of those that would have been payable under the breached Material Construction Agreement if such additional payments do not cause the Phase II Project to fail to be In Balance and (3) such breach or default, after considering any replacement obligor and replacement Contract and the time required to implement such replacement, has not had and could not reasonably be expected to have a Material Adverse Effect; or

(c) The Company shall have received a “stop work” notice under Nevada Revised Statutes Section 624.610 with respect to any Material Construction Agreement.

7.1.5 Termination or Invalidity of Material Construction Agreements; Abandonment of Projects.

(a) Any of the Material Construction Agreements shall have terminated (other than in accordance with its terms), become invalid or illegal, or otherwise ceased to be in full force and effect, provided that with respect to any Material Construction Agreement, no Potential Event of Default or Event of Default shall be deemed to have occurred as a result of such termination if the Company provides written notice to the Bank Agent promptly upon (but in no event more than five (5) Banking Days after) the Company, the Phase II Construction Guarantor or any Loan Party becoming aware of such Material Construction Agreement ceasing to be in full force or effect that the Company intends to replace such Material Construction Agreement (or that replacement is not necessary) and (i) within ninety (90) days of such event the Company obtains a replacement obligor or obligors reasonably acceptable to the Disbursement Agent (in consultation with the Construction Consultant), for the affected party (if in the judgment of the Disbursement Agent (in consultation with the Construction Consultant) a replacement is necessary), (ii) the Company enters into a replacement Material Construction Agreement, on terms no less beneficial, taken as a whole, to the Company and the Secured Parties in any material respect than the Material Construction Agreement so terminated, within ninety (90) days of such termination (if in the reasonable judgment of the Disbursement Agent (in consultation with the Construction Consultant) a replacement is necessary); provided, however that the replacement Material Construction Agreement may require the Company to pay additional amounts to the replacement obligor that would have otherwise been payable under the terminated Material Construction Agreement if such additional payments in the reasonable judgment of the Disbursement Agent, in consultation with the Construction Consultant, do not cause the Company to fail to be In Balance and (iii) such termination, after considering any replacement obligor and replacement Material Construction Agreement and the time required to implement such replacement, has not had and could not reasonably be expected to have a Material Adverse Effect;

(b) The Company shall abandon the Phase II Project for a period of 45 days, or otherwise cease to pursue the operations of the Phase II Project for a period of forty-five (45) days; provided, however, that such forty-five (45)-day period may be extended as is reasonably necessary as a result of any Event of Force Majeure (but in no event shall such period, as extended, be longer than ninety (90) days in the aggregate).

7.1.6 Schedule; Completion.

(a) Failure to achieve the Phase II Opening Date on or before the Phase II Scheduled Opening Date; or

(b) Failure to achieve the Phase II Completion Date on or before the Phase II Scheduled Completion Date;

in each case unless, within three (3) Business Days after the occurrence of such failure, the Company extends, as and to the extent permitted under Section 6.3.2, the Phase II Scheduled Opening Date or the Phase II Scheduled Completion date, as applicable.

7.1.7 Representations and Warranties; Information. Any representation or warranty made or deemed made by the Company herein, or any information contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement shall prove to have been inaccurate in any material respect on or as of the date made or deemed made.

7.2 Remedies. Upon the occurrence and during the continuation of an Event of Default, the Bank Agent and the Disbursement Agent may, without further notice refuse to make any extensions of credit under the Bank Credit Agreement or make or allow any payments or disbursements for the payment of Project Costs from any Company Account or other funds held by the Disbursement Agent by or on behalf of the Company.

The Bank Agent (acting under the Bank Credit Agreement) shall be entitled to waive any Potential Event of Default or Event of Default without the consent of any other Person. If the Bank Agent so waives any Potential Event of Default or Event of Default, such Potential Event of Default or Event of Default shall cease to continue for all purposes of this Agreement and the other Financing Agreements. Any cure or waiver of any “Event of Default” under the Bank Credit Agreement that is effective under the terms of the Bank Credit Agreement shall automatically cure an Event of Default under clause (a) of Section 7.1.1. Any cure or waiver of any “Event of Default” under the 2014 Notes Indenture that is effective under the terms of the 2014 Notes Indenture shall automatically cure an Event of Default under clause (b) of Section 7.1.1.

ARTICLE 8.

CONSULTANTS AND REPORTS

8.1 Removal and Fees. Only the Bank Agent in its sole discretion may remove from time to time the Independent Consultants and upon such removal a replacement acceptable to the Bank Agent (in its sole discretion) and the Company (so long as no Event of Default then exists) shall be appointed. Notice of any replacement Independent Consultant shall be given by the Bank Agent to the Disbursement Agent, the Company and the Independent Consultant being replaced. All reasonable fees and out-of-pocket expenses of the Independent Consultants (whether the original ones or replacements) shall be paid by the Company. The Bank Agent will reasonably consult with the Company on a regular basis with respect to on-going costs of the Independent Consultants and unless no Event of Default shall have occurred and be continuing, if requested by the Company, the Bank Agent may agree with the Company that such costs be subject to a reasonable fee cap. The Company has reviewed the Construction Consultant’s Engagement Agreement and hereby agrees to reimburse the Disbursement Agent and the Bank Agent for the fees of the Construction Consultant set forth therein.

8.2 Duties. The Disbursement Agent shall cause the Independent Consultants to be contractually obligated to the Disbursement Agent and the Bank Agent to carry out the activities required of them in this Agreement, the Bank Credit Agreement and in the Construction Consultant Engagement Agreement and as otherwise requested by the Bank Agent. The Company acknowledges that it will not have any cause of action or claim against any Independent Consultant resulting from any decision made or not made, any action taken or not taken or any advice given by such Independent Consultant in the due performance in good faith of its duties, except to the extent arising from the gross negligence or willful misconduct of such Independent Consultant.

8.3 Acts of Disbursement Agent. The Disbursement Agent will take such actions as the Bank Agent or the Company may reasonably request to cause the Independent Consultants to act diligently in the issuance of all certificates required to be delivered by the Independent Consultants hereunder and to otherwise fulfill their obligations to the Disbursement Agent and the Bank Agent as described in the first sentence of Section 8.2.

ARTICLE 9.

THE DISBURSEMENT AGENT

9.1 Appointment and Acceptance. Subject to and on the terms and conditions of this Agreement, the Bank Agent and each Bank Lender (by its execution and delivery of the Bank Credit Agreement or acceptance of an assignment thereof in accordance with the terms of the Bank Credit Agreement) hereby irrevocably appoint and authorize the Disbursement Agent to act on their behalf hereunder and under the Collateral Account Agreements. The Disbursement Agent accepts such appointment and agrees to exercise commercially reasonable efforts and utilize commercially prudent practices in the performance of its duties hereunder consistent with those of similar institutions holding collateral, administering construction loans and disbursing disbursement control funds.

9.2 Duties and Liabilities of the Disbursement Agent Generally.

9.2.1 Commencing upon execution and delivery hereof, the Disbursement Agent shall have the right to meet periodically at reasonable times, however no less frequently than quarterly, upon three (3) Banking Days’ notice, with representatives of the Company, the Construction Consultant and the Phase II Primary Contractor. The Disbursement Agent may (or may instruct the Construction Consultant to) perform such inspections of the Phase II Project as it deems reasonably appropriate in the performance of its duties hereunder and may request the Construction Consultant to review and approve any items received by the Disbursement Agent hereunder. In addition, the Disbursement Agent shall have the right at reasonable times upon prior notice to review all relevant information (including Project Documents) in the Company’s possession supporting the amendments to the Phase II Project Budget, amendments to any Project Documents and any certificates in support of any of the foregoing, to inspect materials stored on the Mortgaged Property or at any other location, to review the insurance required pursuant to the terms of the Financing Agreements, to confirm receipt of endorsements from the Title Insurer insuring the continuing priority of the liens of the Deeds of Trust, and to examine the Plans and Specifications and all shop drawings relating to the Projects. The Disbursement Agent is authorized to contact (or to instruct the Construction Consultant to contact) any Contractor for purposes of confirming receipt of progress payments. The Company agrees to cooperate with the Disbursement Agent in assisting the Disbursement Agent to perform its duties hereunder and to take such further steps as the Disbursement Agent reasonably may request in order to facilitate the Disbursement Agent’s performance of its obligations hereunder.

9.2.2 Powers, Rights and Remedies. The Disbursement Agent is authorized to take such actions and to exercise such powers, rights and remedies under this Agreement as are specifically delegated or granted to the Disbursement Agent by the terms hereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Disbursement Agent agrees to act in accordance with the instructions of the Bank Agent and in the absence of such instructions shall take such actions or refrain from acting as it deems reasonable subject to any express requirements of this Agreement.

9.2.3 No Risk of Own Funds. None of the provisions of this Agreement shall require the Disbursement Agent to expend or risk its own funds or otherwise to incur any personal financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers (in the absence of gross negligence or willful misconduct on the part of the Disbursement Agent, as finally, judicially determined by a court of competent jurisdiction) if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

9.2.4 No Imputed Knowledge. Notwithstanding anything to the contrary in this Agreement, if the entity acting as Disbursement Agent also serves as the Collateral Agent or Bank Agent under the Financing Agreements, and except if such functions shall be performed by the same individuals within such entity, to the maximum extent permitted by law, the Disbursement Agent shall not be deemed to have any knowledge of any fact known to such entity in its capacity as the Collateral Agent or Bank Agent by reason of the fact that the Disbursement Agent and the Collateral Agent or Bank Agent, as the case may be, are the same entity. Except as aforesaid, no knowledge of the Collateral Agent or Bank Agent shall be attributed to the Disbursement Agent. The Disbursement Agent’s duties and functions hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon the Disbursement Agent in its capacity as Bank Agent or as Bank Lender. With respect to its participation in the extensions of credit under the Bank Credit Agreement, the Disbursement Agent shall have the same rights and powers thereunder as the Bank Agent or any Bank Lender and may exercise the same as though it were not performing its duties and functions hereunder. The Disbursement Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any of its Affiliates, and may accept fees and other consideration from the Company for services in connection with this Agreement and otherwise without having to account for the same to the Bank Lenders. Each party hereto acknowledges that, as of the Effective Date, Deutsche Bank Trust Company Americas and its Affiliates are, in addition to acting as the Disbursement Agent hereunder, also acting as the initial Bank Agent, Securities Intermediary, Collateral Agent, investment manager on behalf of the Loan Parties, and may be a Bank Lender.

9.3 Particular Duties and Liabilities of the Disbursement Agent.

9.3.1 Reliance For Instructions. The Disbursement Agent may, from time to time, in the event that any matter arises as to which specific instructions are not provided herein, request directions from the Bank Agent with respect to such matters and may refuse to act until so instructed and shall be fully protected in acting or refusing to act in accordance with such instructions.

9.3.2 Notice of Events of Default. The Disbursement Agent shall notify the Bank Agent of an Event of Default or a Potential Event of Default known to it (which has not been cured or waived).

9.3.3 Reliance Generally. The Disbursement Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval or other paper or document believed by it on reasonable grounds to be genuine and to have been signed or presented by the proper party or parties. Notwithstanding anything else in this Agreement to the contrary, in performing its duties hereunder (including, without limitation, determining that any of the Phase II Completion, Phase II Final Completion or Completion Guaranty Release Dates have occurred), making any other determinations or taking any other actions hereunder, the Disbursement Agent shall be entitled to rely on certifications from the Company (and, where contemplated herein, certifications from third parties, including the Construction Consultant and the Phase II Primary Contractor) as to the satisfaction of any requirements and/or conditions imposed by this Agreement. The Disbursement Agent shall not be required to conduct any independent investigation as to the accuracy, veracity or completeness of any such items or to investigate any other facts or circumstances to verify compliance by the Company with its obligations hereunder. Furthermore, unless specifically required hereunder, the Disbursement Agent shall not be required to review, nor request that the Construction Consultant review, any documents information or other materials provided to the Disbursement Agent by the Company. None of the rights granted herein to the Disbursement Agent shall be construed as creating any obligation on the part of the Disbursement Agent to exercise such rights.

9.3.4 Court Orders. The Disbursement Agent is authorized, in its exclusive discretion, to obey and comply with all writs, orders, judgments or decrees issued by any court or administrative agency affecting any money, documents or things held by the Disbursement Agent. The Disbursement Agent shall not be liable to any of the parties hereto, their successors, heirs or personal representatives by reason of the Disbursement Agent’s compliance with such writs, orders, judgments or decrees, notwithstanding the fact that such writ, order, judgment or decree is later reversed, modified, set aside or vacated.

9.3.5 Requests, etc. of the Company. Any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced (unless other evidence in respect thereof be herein specifically prescribed) by an instrument signed by one of its Responsible Officers and any resolution of the Company may be evidenced to the Disbursement Agent by a copy thereof certified by the Secretary or an Assistant Secretary of the Company.

9.3.6 Reliance on Opinions of Counsel. The Disbursement Agent may consult with counsel and any written opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such opinion of counsel except to the extent the Disbursement Agent is grossly negligent or engages in willful misconduct as finally judicially determined by a court of competent jurisdiction.

9.3.7 Action through Agents or Attorneys. The Disbursement Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys appointed with due care and the Disbursement Agent shall not be responsible for any act on the part of any agent or attorney so appointed.

9.3.8 Disagreements.

(a) In the event of any disagreement between the Bank Agent and the Company or any other Person or Persons whether or not named herein, and adverse claims or demands are made in connection with or for any of the investments or amounts held pursuant to this Agreement, the Disbursement Agent shall be entitled at its option to refuse to comply with any such claim or demand so long as such disagreement shall continue, and in so doing, the Disbursement Agent shall not be or become liable for damages or interest to the Bank Agent or the Company or any other Person or Persons for the Disbursement Agent’s failure or refusal to comply with such conflicting or adverse claims or demands. The Disbursement Agent shall be entitled to continue so to refrain and refuse so to act until:

(i) the rights of the adverse claimants have been fully adjudicated in the court assuming and having jurisdiction of the claimants and the investments and amounts held pursuant to this Agreement; or

(ii) all differences shall have been adjusted by agreement, and the Disbursement Agent shall have been notified thereof in writing by all persons deemed by the Disbursement Agent, in its sole discretion, to have an interest therein.

(b) In addition, the Disbursement Agent, in its sole discretion, may file a suit in interpleader for the purpose of having the respective rights of all claimants adjudicated, and may deposit with the court all of the investments and amounts held pursuant to this Agreement. The Company agrees to pay all costs and reasonable counsel fees incurred by the Disbursement Agent in such action, said costs and fees to be included in the judgment in any such action.

9.4 Segregation of Funds and Property Interest. Monies and other property received by the Disbursement Agent shall, until used or applied as herein provided, be held for the purposes for which they were received, and shall be segregated from other funds except to the extent required herein or by law. To the extent that the Disbursement Agent also acts as securities intermediary, (a) the Disbursement Agent shall note in its records that all funds and other assets in the Company Accounts have been pledged to the Collateral Agent for the benefit of all or certain of the Secured Parties and that the Disbursement Agent is holding such items for the Collateral Agent and (b) the Disbursement Agent shall note in its records that all funds and other assets in the Bank Proceeds Account have been pledged to the Collateral Agent for the benefit of the Bank Lenders. Accordingly, all such funds and assets shall not be within the bankruptcy “estate” (as such term is used in 11 U.S.C. § 541) of the Disbursement Agent. The Disbursement Agent shall not be under any liability for interest on any monies received by it hereunder, except as otherwise specified in this Agreement. The Disbursement Agent hereby expressly waives any right of set-off or similar right it may have against or in relation to the Company Accounts and any monies, Permitted Investments or other amounts on deposit therein.

9.5 Compensation and Reimbursement of the Disbursement Agent. The Company covenants and agrees to pay to the Disbursement Agent from time to time, and the Disbursement Agent shall be entitled to, the fees set forth in the Disbursement Agent Fee Letter, and the Company will further pay or reimburse the Disbursement Agent upon its request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Disbursement Agent in accordance herewith. The obligations of the Company under this Section 9.5 to compensate the Disbursement Agent and to pay or reimburse the Disbursement Agent for reasonable expenses, disbursements and advances shall constitute additional Obligations (and shall be deemed permitted indebtedness under each Financing Agreement) hereunder and shall survive the satisfaction and discharge of this Agreement.

9.6 Qualification of the Disbursement Agent. The Disbursement Agent hereunder shall at all times be a corporation with offices in New York City, New York which (a) is authorized to exercise corporation trust powers, (b) is subject to supervision or examination by the applicable Governmental Authority, (c) shall have a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000), (d) shall have a long-term credit rating of not less than A- or A3, respectively, by S&P or Moody’s; and provided, that any such bank with a long-term credit rating of A- or A3 shall not cease to be eligible to act as Disbursement Agent upon a downward change in either such rating of no more than one category or grade of such minimum rating, as the case may be; and (e) with respect to any replacement of the Person acting as Disbursement Agent as of the Effective Date, shall be acceptable to each of the Bank Agent and the Company (so long as no Potential Event of Default or Event of Default then exists). In case at any time the Disbursement Agent shall cease to be eligible in accordance with the provisions of this Section 9.6, the Disbursement Agent shall resign immediately upon appointment of a successor Disbursement Agent in accordance with Section 9.7.

9.7 Resignation and Removal of the Disbursement Agent. The Bank Agent shall have the right should it reasonably determine that the Disbursement Agent has breached or failed to perform its obligations hereunder or has engaged in willful misconduct or gross negligence, upon the expiration of thirty (30) days following delivery of written notice of substitution to the Disbursement Agent and the Company, to cause the Disbursement Agent to be relieved of its duties hereunder and to select a substitute disbursement agent to serve hereunder. The Disbursement Agent may resign at any time upon sixty (60) days’ written notice to all parties hereto. Such resignation shall take effect upon the earlier of receipt by the Disbursement Agent of an instrument of acceptance executed by a successor disbursement agent meeting the qualifications set forth in Section 9.6 and consented to by the other parties hereto or sixty (60) days after the giving of such notice. Upon selection of a substitute disbursement agent, the Bank Agent and the Company and the substitute disbursement agent shall enter into an agreement substantially identical to this Agreement and, upon appointment of a substitute disbursement agent, the Disbursement Agent shall promptly transfer to the substitute disbursement agent originals of all books, records, and other documents in the Disbursement Agent’s possession relating to this Agreement and the transactions contemplated hereby.

9.8 Merger or Consolidation of the Disbursement Agent. Any corporation into which the Disbursement Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Disbursement Agent shall be a party, or any corporation succeeding to the corporate trust business of the Disbursement Agent, shall, if eligible hereunder, be the successor of the Disbursement Agent hereunder; provided, that such corporation shall be eligible under the provisions of Section 9.6 without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

9.9 Statements; Information. The Disbursement Agent shall provide to the Bank Agent and the Company a monthly statement of all deposits to, and disbursements from, each account maintained with it and interest and earnings credited to each account established and maintained hereunder by the Disbursement Agent.

9.10 Limitation of Liability. The Disbursement Agent’s responsibility and liability under this Agreement shall be limited as follows: (a) the Disbursement Agent does not represent, warrant or guaranty to the Bank Agent or the Bank Lenders the performance by the Company, the Phase II Construction Guarantor, the Construction Consultant or any Contractor or Subcontractor of their respective obligations under the Operative Documents and shall have no duty to inquire of any Person whether a Potential Event of Default or an Event of Default has occurred and is continuing; (b) the Disbursement Agent shall have no responsibility to the Company, the Bank Agent or the Lenders as a consequence of performance by the Disbursement Agent hereunder except for any bad faith, fraud, gross negligence or willful misconduct of the Disbursement Agent as finally judicially determined by a court of competent jurisdiction; (c) the Company shall remain solely responsible for all aspects of its business and conduct in connection with the Projects, including but not limited to the quality and suitability of the Plans and Specifications, the supervision of the work of construction, the qualifications, financial condition and performance of all architects, engineers, contractors, subcontractors, suppliers, consultants and property managers, the accuracy of all applications for payment, and the proper application of all disbursements; and (d) the Disbursement Agent is not obligated to supervise, inspect or inform the Company or any of the Secured Parties of any aspect of the development, construction or operation of the Projects or any other matter referred to above. The Bank Agent and each Bank Lender (by its execution and delivery of the Bank Credit Agreement or acceptance of an assignment thereof in accordance with the terms of the Bank Credit Agreement) has made its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making of the extensions of credit contemplated by the Financing Agreements and has made and shall continue to make its own appraisal of the creditworthiness of the Loan Parties. Except as specifically set forth herein, the Disbursement Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Bank Agent or Bank Lenders or to provide the Bank Agent or any Bank Lender with any credit or other information with respect thereto. The Disbursement Agent shall not have, by reason of this Agreement, a fiduciary relationship in respect of the Bank Agent or any Bank Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Disbursement Agent any obligations in respect of this Agreement except as expressly set forth herein or therein. The Disbursement Agent shall have no duties or obligations hereunder except as expressly set forth herein, shall be responsible only for the performance of such duties and obligations and shall not be required to take any action otherwise than in accordance with the terms hereof. In performing its functions and duties under this Agreement, the Disbursement Agent does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any of its Affiliates. Neither the Disbursement Agent nor any of its officers, directors, employees or agents shall be in any manner liable or responsible for any loss or damage arising by reason of any act or omission to act by it or them hereunder or in connection with any of the transactions contemplated hereby, including, but not limited to, any loss that may occur by reason of forgery, false representations, the exercise of its or their discretion, or any other reason, except as a result of its or their bad faith, fraud, gross negligence or willful misconduct as finally judicially determined by a court of competent jurisdiction.

ARTICLE 10.

SAFEKEEPING OF ACCOUNTS

10.1 Application of Funds in Company Accounts. Amounts deposited in the Company Accounts shall be applied exclusively as provided in this Agreement and the Bank Credit Agreement and the Disbursement Agent shall at all times act and direct the securities intermediaries under the Collateral Account Agreements so as to implement the application of funds provisions and procedures herein and therein set forth. The Disbursement Agent is hereby authorized to direct the Securities Intermediary to reduce to cash any Permitted Investment (without regard to maturity) in any account in order to make any application required hereunder. No amount held in any Company Account maintained hereunder or the Bank Credit Agreement shall be disbursed except in accordance with the provisions hereof or thereof or as required by law.

10.2 Event of Default. During the continuance of an Event of Default, the Disbursement Agent is hereby irrevocably authorized by the Company to apply, or cause to be applied, amounts in any Company Account to the payment of interest, principal, fees, costs, charges or other amounts or obligations due or payable to the Secured Parties when instructed to do so by the Bank Agent.

10.3 Liens. The Disbursement Agent shall take such actions within its control that it customarily takes in the conduct of its business to protect the Company Accounts that are held by the Disbursement Agent, and all cash, funds, Permitted Investments from time to time deposited therein, as well as any proceeds or income therefrom (collectively, the “Company Accounts Collateral”) free and clear of all liens, security interests, safekeeping or other charges, demands and claims of any nature whatsoever now or hereafter existing, in favor of anyone other than the Secured Parties (or the Disbursement Agent, as agent for the Secured Parties) (collectively, the “Third Party Claims”); it being understood, however, that the foregoing shall in no way be deemed to be a guaranty or other assurance by the Disbursement Agent that Third Party Claims will not arise.

10.4 Perfection. The Disbursement Agent shall take any steps from time to time requested by the Collateral Agent to confirm or cause the securities intermediaries under the Collateral Account Agreements to confirm and maintain the priority of their respective security interests in the Company Accounts Collateral.

ARTICLE 11.

MISCELLANEOUS

11.1 Addresses. Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to the Company:	Wynn Las Vegas, LLC
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: Ronald J. Kramer
Telephone No.: (702) 770-7000
Facsimile No.: (702) 770-1100

With a copy to:	Wynn Resorts, Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: General Counsel
Telephone No.: (702) 770-2112
Facsimile No.: (702) 770-1349

If to the Bank Agent:	Deutsche Bank Trust Company Americas
c/o Deutsche Bank Securities Inc.
200 Crescent Court, Suite 550
Dallas, TX 75201
Attn: Gerard Dupont
Telephone No.: (214) 740-7913
Facsimile No.: (214) 740-7910

If to the Disbursement Agent:	Deutsche Bank Trust Company Americas
60 Wall Street, 11th Floor
New York, New York 10005
Attn: Amy Sinensky
Telephone No.: (212) 250-4063
Facsimile No.: (212) 797-4885

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by reputable overnight delivery service, (c) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by prepaid telex, or by telecopy with correct answer back received. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is validly transmitted if transmitted before 4 p.m., recipient’s time, and if transmitted after that time, on the next following Banking Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location by giving no less than ten (10) days’ notice to the other parties in the manner set forth hereinabove.

11.2 Delay and Waiver. No delay or omission to exercise any right, power or remedy accruing upon the occurrence of any Potential Event of Default or Event of Default or any other breach or default of the Company under this Agreement shall impair any such right, power or remedy of the Bank Agent, the Bank Lenders, the Disbursement Agent or any other Secured Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single Potential Event of Default, Event of Default or other breach or default be deemed a waiver of any other Potential Event of Default, Event of Default or other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any of the Bank Agent, the Bank Lenders or the Disbursement Agent, of any Potential Event of Default, Event of Default or other breach or default under this Agreement, or any waiver on the part of any of the Bank Agent, the Bank Lenders or the Disbursement Agent, of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent in such writing specifically set forth. Neither any waiver, permit, consent or approval of any kind or character on the part of any of the Bank Agent, the Bank Lenders or the Disbursement Agent of any Potential Event of Default, Event of Default or other breach or default under this Agreement nor any waiver on the part of any of the Bank Agent, the Bank Lenders or the Disbursement Agent of any provision or condition of this Agreement shall be effective or binding with respect to any other Operative Document. All remedies under this Agreement or by law or otherwise afforded to any of the Bank Agent, the Bank Lenders or the Disbursement Agent shall be cumulative and not alternative.

11.3 Entire Agreement. This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof, all of which negotiations and writings are deemed void and of no force and effect.

11.4 Governing Law. This Agreement shall be governed by the laws of the State of New York of the United States of America and shall for all purposes be governed by and construed in accordance with the laws of such state without regard to the conflict of law rules thereof other than Section 5-1401 of the New York General Obligations Law.

11.5 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

11.6 Headings. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

11.7 Limitation on Liability. NO CLAIM SHALL BE MADE BY THE COMPANY OR ANY OF ITS AFFILIATES AGAINST THE BANK AGENT, THE BANK LENDERS, THE DISBURSEMENT AGENT OR ANY OTHER SECURED PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT OR DUTY IMPOSED BY LAW), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND THE COMPANY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

11.8 Waiver of Jury Trial. ALL PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY TO THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK AGENT, DISBURSEMENT AGENT AND EACH OF THE OTHER BANK LENDERS AND SECURED PARTIES TO ENTER INTO THIS AGREEMENT.

11.9 Consent to Jurisdiction. Any legal action or proceeding by or against the Company or with respect to or arising out of this Agreement may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, the Company accepts, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts for legal proceedings arising out of or in connection with this Agreement and irrevocably consents to the appointment of CT Corporation

System, whose current address is 111 Eighth Avenue, New York, NY 10011, as its agent to receive service of process in New York, New York. Nothing herein shall affect the right to serve process in any other manner permitted by law or any right to bring legal action or proceedings in any other competent jurisdiction, including judicial or non-judicial foreclosure of real property interests which are part of the Project Security. The Company further agrees that the aforesaid courts of the State of New York and of the United States of America for the Southern District of New York shall have exclusive jurisdiction with respect to any claim or counterclaim of the Company based upon the assertion that the rate of interest charged by or under this Agreement, or under the other Financing Agreements is usurious. The Company hereby waives any right to stay or dismiss any action or proceeding under or in connection with any or all of the Projects, this Agreement or any other Operative Document brought before the foregoing courts on the basis of forum non-conveniens.

11.10 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, the Company may not assign or otherwise transfer any of its rights under this Agreement.

11.11 Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Company’s obligations hereunder or under the other Financing Agreements, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Secured Parties. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.12 No Partnership; Etc. The Secured Parties and the Company intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or in any of the other Financing Agreements shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Secured Parties and the Company or any other Person. The Secured Parties shall not be in any way responsible or liable for the debts, losses, obligations or duties of the Company or any other Person with respect to the Projects or otherwise. All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and charges arising from the ownership, operation or occupancy of the Projects and to perform all obligations under the agreements and contracts relating to the Projects shall be the sole responsibility of the Company.

11.13 Costs and Expenses.

11.13.1 Reimbursement of Costs. The Company shall (subject to the limitations set forth herein and, with respect to the Bank Agent, the Disbursement Agent, the Collateral Agent and the Nevada Collateral Agent, the express provisions of the Financing Agreements or any other fee letters or engagement letters to which the Bank Agent, the Disbursement Agent, the Collateral Agent or the Nevada Collateral Agent is a party) pay the reasonable legal, engineering, other professional and all other fees and costs of the Bank Agent, the Disbursement Agent, the Collateral Agent and the Nevada Collateral Agent and their consultants and advisors, the reasonable travel expenses and other out-of-pocket costs incurred by each of them in connection with preparation, negotiation, execution and delivery, and where appropriate, registration, of the Operative Documents (and all matters incidental thereto), the administration of the transactions contemplated by the Operative Documents (including, without limitation the administration of this Agreement, the other Operative Documents and the Security Documents) and the preservation or enforcement of any of their respective rights or in connection with any amendments, waivers or consents required under this Agreement. The Bank Agent, the Disbursement Agent, the Collateral Agent and the Nevada Collateral Agent will reasonably consult with the Company on a regular basis with respect to on-going costs of such Persons’ consultants and advisors and unless a Potential Event of Default or Event of Default shall have occurred and be continuing, if requested by the Company, the Bank Agent, the Disbursement Agent, the Collateral Agent and the Nevada Collateral Agent may agree with the Company that such costs be subject to a reasonable fee cap.

11.13.2 Foreclosure. The provisions of this Section 11.13 shall survive foreclosure of the Security Documents and satisfaction or discharge of the Company’s obligations hereunder, and shall be in addition to any other rights and remedies of the Bank Agent, the Disbursement Agent, the Collateral Agent and the Nevada Collateral Agent.

11.13.3 Payment Due Dates. Any amounts payable by the Company pursuant to this Section 11.13 shall be payable thirty (30) Banking Days after the Company receives an invoice for such amounts from the Bank Agent, the Disbursement Agent, the Collateral Agent or the Nevada Collateral Agent, as the case may be.

11.14 Counterparts. This Agreement may be executed in one or more duplicate counterparts (including by facsimile) and when signed by all of the parties listed below shall constitute a single binding agreement.

11.15 Termination. This Agreement shall, subject to Section 11.11 and to the next sentence, terminate and be of no further force or effect on the Phase II Final Completion Date. The provisions of Article 9 and Section 11.13 shall survive the termination of this Agreement.

11.16 Binding Effect; Amendment and Restatement. (a) This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Disbursement Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

(b) On the Effective Date, the Original Disbursement Agreement shall be amended and restated in its entirety by this Agreement and the Original Disbursement Agreement shall thereafter be of no further force and effect except to evidence (i) the incurrence by the Company and the other Loan Parties of Obligations under the Original Disbursement Agreement (whether or not such Obligations are contingent as of the Effective Date), (ii) the representations and warranties made by the Company and the other Loan Parties prior to the Effective Date and (iii) any action or omission performed or required to be performed pursuant to such Original Disbursement Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in such Original Disbursement Agreement). This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Original Disbursement Agreement or evidence payment of all or any portion of such obligations and liabilities.

(c) On and after the Effective Date, (i) all references to the Original Disbursement Agreement in the Loan Documents (other than this Agreement) (unless otherwise specified therein) shall be deemed to refer to the Original Disbursement Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Original Disbursement Agreement in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Original Disbursement Agreement as amended and restated hereby.

This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended hereby or by any other Loan Document.

11.17 Amendments. Any amendment to this Agreement must be in writing and must be signed by each party hereto.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

COMPANY:

WYNN LAS VEGAS, LLC, a Nevada limited liability company

By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member

	By:	Wynn Resorts, Limited, a Nevada corporation, its sole member

		By:	/s/ Marc D. Schorr
		Name:	Marc D. Schorr
		Title:	Chief Operating Officer

[Signature Page to Wynn Las Vegas Amended and Restated Disbursement Agreement]

BANK AGENT: DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Mary Kay Coyle
Name:	Mary Kay Coyle
Title:	Managing Director

By:	/s/ J. T. Johnston Coe
Name:	J. T. Johnston Coe
Title:	Managing Director

DISBURSEMENT AGENT: DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Mary Kay Coyle
Name:	Mary Kay Coyle
Title:	Managing Director

By:	/s/ J. T. Johnston Coe
Name:	J. T. Johnston Coe
Title:	Managing Director

[Signature Page to Wynn Las Vegas Amended and Restated Disbursement Agreement]